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                                                                    EXHIBIT 23.3



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-effective Amendment No. 4 to Registration Statement No. 333-73417 of Techniclone Corporation (the Company) on Form S-3 of our report dated June 15, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Techniclone Corporation for the year ended April 30, 1999 and to the reference to us under the heading "Experts" in the prospectus, which is a part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Costa Mesa, California

August 12, 1999